UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant
to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2014

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

In April 2014, we entered into a collaborative research agreement with PepsiCo focused on the identification of flavors with modifying properties intended to restore the desired salty taste in products with reduced salt. Under the terms of the agreement, PepsiCo will provide certain research funding for our Salt Taste Program through December 2014, with options to continue the research funding period for up to three years. Senomyx will determine whether to advance into commercial development any salt flavor modifiers discovered during the research funding period. PepsiCo will have non-exclusive rights to selected salt flavor modifiers discovered during the research funding period for use in all PepsiCo products worldwide. In addition, PepsiCo will receive a two-year period of exclusivity for the use of each of these flavor modifiers in snack foods and snack dips.

In the event that PepsiCo pursues commercialization of any salt flavor modifiers discovered during the research funding period, PepsiCo will purchase the salt flavor modifiers directly from Senomyx. PepsiCo has received customary protection provisions to ensure supply if Senomyx does not meet PepsiCo’s supply requirements; in such case, PepsiCo will have the right to contract with third party manufacturers and Senomyx will receive a royalty based on PepsiCo’s purchases from these third party manufacturers.

The financial guidance provided by Senomyx on March 13, 2014 contemplated the development revenues expected in 2014 related to this collaborative research agreement. Accordingly, the Company is not updating its previous financial guidance.

On April 9, 2014, Senomyx, Inc. issued a press release in which the company announced the new collaborative agreement with PepsiCo. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

99.1                        Press release of Senomyx, Inc. dated April 9, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ ANTONY ROGERS
Antony Rogers
Senior Vice President and Chief Financial Officer

Date: April 9, 2014

INDEX TO EXHIBITS

99.1                        Press release of Senomyx, Inc. dated April 9, 2014.